Exhibit 99.3

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion and description of our opinion letter dated June 23, 2021, to the Board of Directors of Bank of Commerce Holdings (the “Company”) included as Appendix C to the Proxy Statement/Prospectus of the Company which forms a part of the Registration Statement on Form S-4 of Columbia Banking System, Inc. (the “Registration Statement”) and (ii) the references to our firm and our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, not do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

/s/ RAYMOND JAMES & ASSOCIATES, INC.

Dated: August 6, 2021